                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            Taser International, Inc.
    -----------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, Par Value, $0.00001
    -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    87651B104
                             -----------------------
                                 (CUSIP Number)

                                December 31, 2002
              -----------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 11

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---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 2 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Europe Fund Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY           0
            EACH       ---------------------------------------------------------
         REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

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---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 3 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Europe Partners LP
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                             (b)  [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
             U.S.A.
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY           0
            EACH       ---------------------------------------------------------
          REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             PN
--------------------------------------------------------------------------------

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 4 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Partners Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                             (b)  [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY           0
            EACH       ---------------------------------------------------------
          REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH             0
                       ---------------------------------------------------------

                       8.  SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 5 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Capital Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             United Kingdom
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY           0
            EACH       ---------------------------------------------------------
         REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 6 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name William Philip Richards
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             United Kingdom
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
          NUMBER OF          0
           SHARES      ---------------------------------------------------------
        BENEFICIALLY
          OWNED BY     6. SHARED VOTING POWER
            EACH             0
         REPORTING     ---------------------------------------------------------
           PERSON
            WITH       7. SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 7 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name Michael Alen-Buckley
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                             (b)  [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             United Kingdom
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY           0
            EACH       ---------------------------------------------------------
         REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 8 of 11 Pages
---------------------                                     ----------------------

Item 1(a)        Name of Issuer: Taser International, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 7860 E. McClain Drive, Suite 2
                 Scottsdale, Arizona 85260

Item 2(a)        Name of Person Filing
Item 2(b)        Address of Principal Business Office
Item 2(c)        Citizenship

                 RAB Europe Fund Limited
                 P.O. Box 265 GT
                 Walker House
                 Mary Street
                 George Town, Grand Cayman
                 Cayman Islands company

                 RAB Europe Partners LP
                 c/o RAB Capital Limited
                 No. 1 Adam Street
                 London W2CN 6LE
                 United Kingdom
                 Delaware limited partnership

                 RAB Partners Limited
                 P.O. Box 265 GT
                 Walker House
                 Mary Street
                 George Town, Grand Cayman
                 Cayman Islands company

                 RAB Capital Limited
                 No. 1 Adam Street
                 London W2CN 6LE
                 United Kingdom
                 United Kingdom company

                 William Philip Richards
                 No. 1 Adam Street
                 London W2CN 6LE
                 United Kingdom
                 United Kingdom citizen

                 Michael Alen-Buckley
                 No. 1 Adam Street
                 London W2CN 6LE
                 United Kingdom
                 United Kingdom citizen

Item 2(d)        Title of Class of Securities:

                 Common Stock, par value $0.00001 per share

Item 2(e)        CUSIP Number: 87651B104

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 9 of 11 Pages
---------------------                                     ----------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)    [_]    Broker or dealer registered under Section 15 of the
                             Exchange Act;

               (b)    [_]    Bank as defined in Section 3(a)(6) of the Exchange
                             Act;

               (c)    [_]    Insurance company as defined in Section 3(a)(19) of
                             the Exchange Act;

               (d)    [_]    Investment company registered under Section 8 of
                             the Investment Company Act;

               (e)    [_]    An investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E);

               (f)    [_]    An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)    [_]    A parent holding company or control person in
                             accordance with Rule 13d-1(b)(ii)(G);

               (h)    [_]    A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act;

               (i)    [_]    A church plan that is excluded from the definition
                             of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)    [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4         Ownership:

               RAB Europe Fund Limited
               RAB Europe Partners LP
               RAB Partners Limited
               RAB Capital Limited
               William Philip Richards
               Michael Alen-Buckley

      (a)      Amount beneficially owned:

                      0

      (b)      Percent of Class:

               0% as of the date of filing this statement. (Based on 2,807,360 shares of Common Stock issued and outstanding as of September 30, 2002.)

      (c)      Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  0

               (ii)   shared power to vote or to direct the vote:  0

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 10 of 11 Pages
---------------------                                     ----------------------

               (iii)  sole power to dispose or to direct the disposition of: 0

               (iv)   shared power to dispose or to direct the disposition of: 0

Item 5         Ownership of Five Percent or Less of a Class:
                           Yes.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                           Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                           Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                           Not Applicable.

Item 9         Notice of Dissolution of Group:
                           Not Applicable.

Item 10        Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                     ----------------------

Cusip No. 87651B104                    13G                  Page 11 of 11 Pages
---------------------                                     ----------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of February, 2003

RAB EUROPE FUND LIMITED                             RAB EUROPE PARTNERS LP

By: RAB Capital Limited, its Investment Manager     By: RAB Partners Limited, its General Partner

    By: /s/ William Philip Richards                     By: /s/ William Philip Richards
        ---------------------------                         ---------------------------
        William Philip Richards,                            William Philip Richards, Director
        Managing Director


RAB PARTNERS LIMITED                                RAB CAPITAL LIMITED

By: /s/ William Philip Richards                     By: /s/ William Philip Richards
    ---------------------------                         ---------------------------
    William Philip Richards, Director                   William Philip Richards, Managing Director


WILLIAM PHILIP RICHARDS                             MICHAEL ALEN-BUCKLEY


/s/ William Philip Richards                         /s/ Michael Alen-Buckley
---------------------------                         ------------------------